Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2008 Second Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the first six months and second quarter of fiscal 2008. Net income was $2.3 million or $0.37 per basic share and $804,000 or $0.13 per basic share, for the first half and second quarter of 2008, compared to $2.5 million or $0.41 and $1.0 million or $0.17 per basic share, for the first half and second quarter of 2007. Declining net interest margin, expansion costs related to our new offices, and increased provisions for loan losses related to isolated credit issues, all contributed to the decline in net earnings during the second quarter of 2008. Our net interest margin tightened 52 basis points from 3.76% for the second quarter of 2007 to 3.24% for the second quarter of 2008, due to the rapid drop in Fed Funds rates during 2008 and higher funding costs related to the credit crises in the financial sector. On April 17, 2008, we acquired LongLeaf Community Bank and have since merged their operations into ours. In addition to the two branches we acquired, we opened new offices in Dunn, NC and Garner, NC and we are planning a new facility for our office in Dunn. While our asset quality remains excellent, we have identified isolated relationships requiring increases to our provision for loan losses, some of which are related to our acquired loans. The economic strength of our local markets is confirmed by our loan and deposit growth during 2008. Not including LongLeaf, we grew net loans and local deposits by approximate annualized rates of 17% and 12%, respectively, during the first half of 2008. Including LongLeaf, we grew our net loans and local deposits by approximate annualized rates of 34% and 35%, respectively, during the first half of 2008.

For the three months and six months ended June 30, 2008, return on average equity was 5.21% and 7.82%, respectively, compared to 8.12% and 9.81%, respectively, for the same periods in 2007. For the three months and six months ended June 30, 2008, return on average assets was 0.41% and 0.61%, respectively, compared to 0.65% and 0.79%, respectively, for the same periods in 2007. We increased the level of dividends paid to our shareholders from the $0.073 per share that was paid in the second quarter of 2007 to $0.08 per share paid in the second quarter of fiscal year 2008, an increase of 10%. All per share figures are adjusted for the effect of the 10% stock dividend that was paid on November 9, 2007, to shareholders of record as of October 30, 2007.

Net interest margin year-to-date annualized as of June 30, 2008 of 3.36% fell 48 basis points compared to 3.84% as of June 30, 2007. Growth in average earning assets of 22.3% over the past year produced a 7.3% increase in total interest income for the first half of 2008 as compared to the first half of 2007. Yields on earning assets fell 94 basis points from 7.63% as of June 30, 2007 to 6.69% as of June 30, 2008. The cost of funding our assets decreased 68 basis points as our year-to-date annualized cost of paying liabilities went from 4.57% as of June 30, 2007 to 3.89% as of June 30, 2008. Interest expense increased 7.2% for the first half of 2008 as compared to the same period of 2007. Net interest income after the provision for loan losses for the first half of 2008 increased 0.8%, compared to the same period of 2007. Salaries and benefits expenses for the first half of 2008 were 17.7% higher than for the first half of 2007 due to our expansion and normal increases in wages and benefits costs. Other operating expenses increased 19.9% for first half of 2008 as compared to the first half of 2007, primarily due to our expansion.

Our balance sheet growth continued in the second quarter of 2008. Total assets of $860.3 million at June 30, 2008 increased 29.7% and 21.5%, respectively, compared to $663.2 million at June 30, 2007 and $708.3 at December 31, 2007. Net loans of $631.9 million at June 30, 2008 increased 30.5% and 17.3%, respectively, compared to $484.1 million at June 30, 2007 and $538.6 at December 31, 2007. Total deposits of $647.2 million at June 30, 2008 increased 25.5% and 20.4%, respectively, from $515.8 million at June 30, 2007 and $537.8 million at December 31, 2007. Shareholders' equity was $64.6 million at June 30, 2008, an increase of 25.9% and 18.2%, respectively, over $51.3 million at June 30, 2007 and $54.6 million at December 31, 2007. Book value per share at June 30, 2008 was $9.39 as compared to $8.30 at June 30, 2007 and $8.86 at December 31, 2007. Shareholders' equity as a percentage of total assets was 7.51% at June 30, 2008 as compared to 7.73% at June 30, 2007 and 7.71% at December 31, 2007.

With $860.3 million in total assets as of June 30, 2008, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer